                 COHEN & STEERS PREMIUM INCOME REALTY FUND, INC.



                          ----------------------------

                            AUCTION AGENCY AGREEMENT

                           dated as of [       ], 2002

                                    Relating

                    to Auction Market Preferred Shares (AMPS)

                   Series M, Series T, Series F and Series TH

                                       of

                 COHEN & STEERS PREMIUM INCOME REALTY FUND, INC.

                          ----------------------------



                              THE BANK OF NEW YORK
                                as Auction Agent

     This Auction Agency Agreement (this "Agreement"), dated as of [        ],
2002, is between COHEN & STEERS PREMIUM INCOME REALTY, INC. (the "Fund") and The Bank of New York, a New York banking corporation.

     The Fund proposes to issue four series of auction market preferred shares, par value $.001 per share, designated Series M Preferred Shares, liquidation preference $25,000 per share, Series T Preferred Shares, liquidation preference $25,000 per share, Series F Preferred Shares, liquidation preference $25,000 per share, and Series TH Preferred Shares, liquidation preference $25,000 per share (collectively, the "AMPS"), pursuant to the Fund's Articles Supplementary (as defined below).

     The Fund desires that The Bank of New York perform certain duties as agent in connection with each Auction (as defined below) of AMPS (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the AMPS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Fund hereby appoints The Bank of New York as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

I.   DEFINITIONS AND RULES OF CONSTRUCTION.

     1.1  Terms Defined by Reference to the Articles Supplementary.

     Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

     1.2  Certain Defined Terms.

     As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

          (a) "Agent Member" of any Person shall mean such Person's agent member of a participant in the Securities Depository that will act on behalf of a Bidder.

          (b) "Articles Supplementary" shall mean the Articles Supplementary for Preferred Shares of the Fund dated [ ], 2002 specifying the powers, preferences and rights of the AMPS attached hereto as Exhibit B.

          (c) "Auction" shall have the meaning specified in Section 2.1 hereof.

          (d) "Auction Procedures" shall mean the Auction Procedures that are set forth in Part II of the Articles Supplementary.

          (e) "Authorized Officer" shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Fund.

          (f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a broker-dealer substantially in the form attached hereto as Exhibit A.

          (g) "Closing" shall mean the date the Fund consummates the transactions for the issuance and sale of the AMPS.

          (h) "Fund Officer" shall mean the Chairman, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a written notice from the Fund to the Auction Agent.

          (i) "Holder" shall be a holder of record of one or more AMPS, listed as such in the share register maintained by the Paying Agent pursuant to Section
4.6 hereof.

          (j) "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

     1.3  Rules of Construction.

     Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

          (a) Words importing the singular number shall include the plural number and vice versa.

          (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

          (d) All references herein to a particular time of day shall be to New York City time.

II.  THE AUCTION.

     2.1  Purpose; Incorporation by Reference of Auction Procedures.

          (a) The Articles Supplementary provides that the Applicable Rate on shares of a series of AMPS, as the case may be, for each Dividend Period therefor after the initial Dividend Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Fund advises results from the implementation of the Auction Procedures. The Board of Directors of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the AMPS for the next Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

          (b) All of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

     2.2 Preparation for Each Auction; Maintenance of Registry of Existing Holders.

          (a) As of the date hereof, the Fund shall provide the Auction Agent with a list of the Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate based upon information provided to it by Broker-Dealers and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchase AMPS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

          (b) The provisions contained in Section 4 of Part I of the Articles Supplementary concerning Special Dividend Periods and the notification of a Special Dividend Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

          (c) (i) On each Auction Date, the Auction Agent shall determine the dividend rate and the Maximum Rate. If any "AA" Composite Commercial Paper Rate, Treasury Index Rate or Reference Rate, as the case may be, is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Articles Supplementary if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Fund as to the method of such conversion.

               (ii) If any "AA" Composite Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

               (iii) If any Treasury Index Rate or Treasury Bill Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a substitute U.S. Government Securities Dealer or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

          (d) (i) The Auction Agent shall maintain a current registry of the Existing Holders of the AMPS based upon information provided to it by Broker-Dealers for purposes of each individual Auction. The Fund shall use commercially reasonable efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of AMPS, and the Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any AMPS to another Person.

               (ii) In the event of any partial redemption of AMPS, upon notice in writing by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent in writing of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of AMPS of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of AMPS shown in the Auction Agent's registry of Existing Holders.

               (iii) The Auction Agent shall register a transfer of the ownership of AMPS from an Existing Holder to another Existing Holder, or to another Person if permitted by the Fund, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreement, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day next preceding the Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any AMPS if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any AMPS and the seller failed to deliver such shares or (ii) sold any AMPS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

          (e) The Auction Agent may, but shall not be obligated to, request that the Broker Dealers, as set forth in Section 3.2(b) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of AMPS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Fund; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

     2.3  Auction Schedule.

     The Auction Agent shall normally conduct Auctions every seven days in the case of Series M, T, and F Preferred Shares and, in the case of the Series TH Preferred Shares, every 28 days after the first Auction, in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time                                       Event
----                                       -----
By 9:30 am.                                Auction Agent shall advise
                                           the Fund and the Broker-Dealers of
                                           Maximum Rate as set forth in Section
                                           2.2(c)(i) hereof.

9:30 a.m. - 1:00 p.m.                      Auction Agent shall assemble
                                           information communicated to it by
                                           Broker-Dealers as provided in Section
                                           3(a) of Part II of the Articles
                                           Supplementary. Submission deadline is
                                           1:30 p.m.

Not earlier than 1:30 p.m.                 Auction Agent shall make
                                           determinations pursuant to Section
                                           4(a) of Part II of the Articles
                                           Supplementary.

By approximately 3:30 p.m.                 Auction Agent shall advise the Fund
                                           of the results of the Auction as
                                           provided in Section 4(b) of Part II
                                           of the Articles Supplementary.

                                           Submitted Bid Orders and Submitted
                                           Sell Orders will be accepted and
                                           rejected in whole or in part and AMPS
                                           will be allocated as provided in
                                           Section 5 of Part II of the Articles
                                           Supplementary. Auction Agent shall
                                           give notice of the Auction results as
                                           set forth in Section 2.4 hereof.


     2.4  Notice of Auction Results.

     On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or other electronic means acceptable to the parties.

     2.5  Broker-Dealers.

          (a) Not later than 12:00 noon on each Auction Date, the Fund shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a seven-day Dividend Period, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of the aggregate number of outstanding AMPS for which the Auction is conducted and (ii) in the case of any Special Dividend Period, the amount determined by mutual consent of the Fund and the Broker-Dealers pursuant to
Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Fund any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

               (b) The Fund shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably. The Fund may designate an Affiliate or Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as a Broker-Dealer.

               (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed in writing by the Fund.

               (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request in writing.

               (e) The Auction Agent shall maintain a list of Broker-Dealers.

         2.6 Ownership of AMPS and Submission of Bids by the Fund and Its Affiliates.

         Neither the Fund nor any Affiliate of the Fund may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. The Fund shall notify the Auction Agent in writing if the Fund or, to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any AMPS. Any AMPS redeemed, purchased or otherwise acquired (i) by the Fund shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended ("Securities Act") or (ii) by its Affiliates shall not be transferred (other than to the Fund). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

         2.7 Access to and Maintenance of Auction Records.

         The Auction Agent shall afford to the Fund, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access at least one Business Day prior to the date of such access. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction (unless requested in writing by the Fund to maintain such records for such longer period not in excess of four years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Fund agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. The Fund reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Fund. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel. The Auction Agent shall have no responsibility for, and shall have no liability in connection with, the Fund's performance of its duties under this Section 2.7.

III. THE AUCTION AGENT AS PAYING AGENT.

         3.1 The Paying Agent.

         The Board of Directors of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent and Paying Agent. The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Articles Supplementary which are specified herein with respect to the AMPS and as set forth in this Section 3.

         3.2 The Fund's Notices to the Paying Agent.

         Whenever any AMPS are to be redeemed, the Fund promptly shall deliver to the Paying Agent a Notice of Redemption, which will be mailed by the Paying Agent to each Holder at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Articles Supplementary. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

         3.3 The Fund to Provide Funds for Dividends and Redemptions.

               (a) Not later than 12:00 noon on each Dividend Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable written instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

               (b) If the Fund shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such AMPS called for redemption and shall give the Paying Agent irrevocable written instructions and authority to pay the redemption price to the Holders of AMPS called for redemption upon surrender of the certificate or certificates therefor.

         3.4 Disbursing Dividends and Redemption Price.

         After receipt of the Federal Funds or similar same-day funds and instructions from the Fund described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the AMPS, and (ii) on any date fixed for redemption, the redemption price of any shares of AMPS called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Section 2 of Part I of the Articles Supplementary. The redemption price to be paid by the Paying Agent to the Holders of any shares of AMPS called for redemption will be determined as set forth in Section 3 of Part I of the Articles Supplementary. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in the Notice of Redemption.

IV. THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

         4.1 Original Issue of Share Certificates.

         On the Date of Original Issue for any Preferred Share, one certificate for each series of AMPS shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

         4.2 Registration of Transfer or Exchange of Shares.

         Except as provided in this Section 4.2, the shares of each series of AMPS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation of the shares of each Series, at the Fund's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If the certificate or certificates for AMPS are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefor.

         4.3 Removal of Legend.

         Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing AMPS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

         4.4 Lost, Stolen or Destroyed Shares Certificates.

         The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the Articles Supplementary governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Articles Supplementary and resolutions of the Fund.

         4.5 Disposition of Canceled Certificates: Record Retention.

         The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") for at least two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of such certificates and accompanying documentation. Upon written request by the Fund at any time within the six month period commencing immediately after the expiration of this two-year period, the Paying Agent shall deliver to the Fund the canceled certificates and accompanying documentation. The Fund, at its expense, shall retain such records for a minimum additional period of at least four calendar years from the date of delivery of the records to the Fund and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Commission. The Fund also shall undertake to furnish to the Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not be destroyed by the Fund without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

         4.6 Stock Register.

         The Paying Agent shall maintain the stock register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the stock register any change of address of a Holder upon written notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Fund shall have offered indemnification satisfactory to the Paying Agent.

         4.7 Return of Funds.

         Any funds deposited with the Paying Agent by the Fund for any reason (other than for the payment of amounts due to the Paying Agent) under this Agreement, including for the payment of dividends or the redemption of AMPS, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund.

V. REPRESENTATIONS AND WARRANTIES.

         5.1 Representations and Warranties of the Fund.

         The Fund represents and warrants to the Auction Agent that:

               (i) the Fund is duly organized and is validly existing as a corporation under the laws of the State of Maryland, and has full power to execute and deliver this Agreement and to authorize, create and issue the AMPS;

               (ii) the Fund is registered with the Commission under the 1940 Act as a closed-end, non-diversified, management investment company;

               (iii) this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

               (iv) the form of the certificates evidencing the AMPS comply with all applicable laws of the State of Maryland;

               (v) the AMPS have been duly and validly authorized by the Fund and, upon completion of the initial sale of the AMPS and receipt of payment therefor, will be validly issued by the Fund, fully paid and nonassessable;

               (vi) at the time of the offering of the AMPS, the shares offered will be registered under the Securities Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of shares of the AMPS, except such action as required by applicable state securities laws;

               (vii) the execution and delivery of this Agreement and the issuance and delivery of the AMPS do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation, any order or decree of any court or public authority having jurisdiction over the Fund, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound; and

               (viii) no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the AMPS.

         5.2 Representations and Warranties of the Auction Agent.

         The Auction Agent represents and warrants to the Fund that:

               (i) the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

               (ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

VI. THE AUCTION AGENT.

         6.1 Duties and Responsibilities.

               (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any Person.

               (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

               (c) In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

               (d) In no event shall the Auction Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         6.2 Rights of the Auction Agent.

               (a) The Auction Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting or refraining from acting upon any telephone communication authorized hereby which the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

               (b) The Auction Agent may consult with counsel of its choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

               (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Fund.

               (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and, in the absence of willful misconduct or gross negligence on the part of any such agent or attorney, shall not be responsible for the conduct on the part of any such agent or attorney appointed by it with due care.

               (e) The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment. In no event shall the Auction Agent be liable for special, indirect or consequential loss or damages of any kind whatsoever (including, but not limited to, loss of profits), even if the Auction Agent has been advised of the likelihood of such loss or damages and regardless of the form of action, except in the event of willful misconduct or gross negligence on the part of the Auction Agent.

               (f) The Auction Agent shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. The Auction Agent makes no representations as to and shall have no liability with respect to the correctness of the recitals in, or the validity, accuracy or adequacy of this Agreement, any Broker-Dealer Agreement, any offering material used in connection with the offer and sale of the AMPS or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof. The Auction Agent shall have no obligation or liability in respect of the registration or exemption therefrom of the AMPS under federal or state securities laws in respect of the sufficiency or the conformity of any transfer of the AMPS pursuant to the terms of the Auction Agency Agreement, any Broker Dealer Agreement, or any other document contemplated thereby or related thereto.

               (g) Whenever in the administration of the provisions of this Agreement the Auction Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, be deemed to be conclusively proved and established by a certificate signed by the Fund or the Broker-Dealer, and delivered to the Auction Agent and such certificate, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, shall be full warrant to the Auction Agent for any action taken or omitted by it under the provisions of this Agreement upon the faith thereof.

               (h) The Auction Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document furnished by Fund or the Broker-Dealer, except to the extent that such failure to investigate would be deemed grossly negligent.

               (i) Any corporation into which the Auction Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Auction Agent shall be a party, or any corporation succeeding to the Dealing and Trading business of the Auction Agent shall be the successor of the Auction Agent hereunder, with the consent of the Fund but without the execution of filing any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

         6.3 Compensation, Expenses and Indemnification.

               (a) The Fund shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction Agent, subject to adjustments if the AMPS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

               (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its gross negligence or willful misconduct.

               (c) The Fund shall indemnify the Auction Agent and its officers, directors, employees and agents for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its gross negligence or willful misconduct.

         6.4 Force Majeure

         The Auction Agent shall not be responsible for or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction

Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

VII. MISCELLANEOUS.

         7.1 Term of Agreement.

               (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction Agent in writing, provided that, if any AMPS remain outstanding, the Fund shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. The Auction Agent may resign after 30 days following the delivery of notice to the Fund that the Auction Agent has not been paid amounts due to it. If the Auction Agent terminates this Agreement while any AMPS remains outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

               (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Sections 5.1 and 6.3 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund's written request, deliver promptly to the Fund copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the written request of the Fund, transfer promptly to the Fund or to any successor auction agent any funds deposited by the Fund with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

         7.2 Communications.

         Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:



If to the Fund,              Cohen & Steers Premium Income Realty Fund, Inc.
addressed to:                Attn:  Robert H. Steers
                             757 Third Avenue
                             New York, New York  10017
                             Telecopier No.:  (212) 832-3232
                             Telephone No.:  (212) 832-3622

If to the Auction Agent,     The Bank of New York
addressed to:                Corporate Trust Administration
                             100 Church Street, 8th Floor
                             New York, New York 10286
                             Attention: Dealing and Trading - Auction Desk
                             Telephone No.: (212) 437-6166
                             Facsimile No.: (212) 437-6123

or such other address or telecopier number as such parry hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

         7.3 Entire Agreement.

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for written agreements relating to the compensation of the Auction Agent.

         7.4 Benefits.

         Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5 Amendment; Waiver.

               (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Fund shall notify the Auction Agent in writing of any change in the Articles Supplementary prior to the effective date of any such change. If any such change in the Articles Supplementary materially increases the Auction Agent's obligations hereunder, the Fund shall obtain the written consent of the Auction Agent prior to the effective date of such change.

               (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         7.6 Successors and Assigns.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

         7.7 Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.8 Execution in Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.9 Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

         7.10 Jurisdiction.

         The parties agree that all actions and proceedings arising out of this Auction Agency Agreement or any of the transactions contemplated hereby shall be brought in the County of New York, and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.





                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                     COHEN & STEERS PREMIUM INCOME REALTY
                                        FUND, INC.



                                     By:______________________________________
                                         Name: Martin Cohen
                                         Title: President



                                     THE BANK OF NEW YORK, As Auction Agent



                                     By:_____________________________________
                                         Name: Joseph Panepinto
                                         Title:  Vice President

                                                                       EXHIBIT A

                 COHEN & STEERS PREMIUM INCOME REALTY FUND, INC.



                              THE BANK OF NEW YORK,
                                as Auction Agent



                          ----------------------------


                             BROKER-DEALER AGREEMENT

                          dated as of [         ], 2002

                                   Relating to

                     Auction Market Preferred Shares (AMPS)

                   Series M, Series T, Series F and Series TH

                                       of

                 COHEN & STEERS PREMIUM INCOME REALTY FUND, INC.

                          ----------------------------



                                 [BROKER DEALER]

                                    EXHIBIT B

  (Note: To be used only for transfers made other than pursuant to an Auction)

                                  TRANSFER FORM

         Re:      COHEN & STEERS PREMIUM INCOME REALTY FUND, INC.
                  Auction Rate Cumulative AMPS ("AMPS")


We are (check one):

         [ ]      the Existing Holder named below;

         [ ]      the Broker-Dealer for such Existing Holder; or

         [ ]      the Agent Member for such Existing Holder.


         We hereby notify you that such Beneficial Owner has transferred ___________ Series _____ AMPS to ________________________________________.




                                          ______________________________________
                                          (Name of Existing Holder)


                                          ______________________________________
                                          (Name of Broker-Dealer)


                                          ______________________________________
                                          (Name of Agent Member)

By:___________________
    Printed Name:
    Title:

                                    EXHIBIT C

          (Note: To be used only for failures to deliver or to pay for
                        AMPS sold pursuant to an Auction)

                         NOTICE OF A FAILURE TO DELIVER


         We are a Broker-Dealer for ___________________ (the "Purchaser"), which purchased ________ Series __ AMPS of COHEN & STEERS PREMIUM INCOME REALTY FUND, INC. in the Auction held on _____________________ from the seller of such shares.

         We hereby notify you that (check one):

         _____ the Seller failed to deliver such shares to the Purchaser.

         _____ the Purchaser failed to make payment to the Seller upon delivery of such shares.


                                       Name:___________________________________

                                        (Name of Broker-Dealer)


                                       By:_____________________________________
                                          Printed Name:
                                          Title:



                                       C-1